Exhibit 10.2

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of April 1, 2021 (the “Effective Date”), by and between Joyce LaViscount (“Executive”) and Helius Medical Technologies, Inc., a Delaware corporation (the “Company”). Executive and the Company are referred to herein each as a “Party” and, together, as the “Parties.”  Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Employment Agreement between the Parties dated October 19, 2015 and amended as of November 7, 2016 (the “Employment Agreement”).

RECITALS

A. Executive and the Company are parties to the Employment Agreement; and

B.the Parties have agreed to amend the Employment Agreement as set forth in this Amendment; and

C.the Board of Directors (the “Board”), by and through its Compensation Committee, has approved this Amendment of the Employment Agreement as outlined herein.

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Amendment, and other valuable consideration, the Parties agree as follows, effective as of the Effective Date:

TERMS AND CONDITIONS

1.Cash Compensation Adjustment.  The Parties hereby agree that Executive’s current Base Salary shall be reduced from $387,000.00 to $360,000.00 effective April 1, 2021 on a prospective basis only. Notwithstanding the foregoing, should Executive’s employment be terminated at any time without Cause or for Good Reason after the Effective Date herein, Executive’s Base Salary for purposes of calculating severance pay (inclusive of Annual Bonus) during the Severance Period shall be deemed the greater of (i) $387,000.00; or (ii) such higher amount following any increase as a result of an Annual Review or other change approved by the Board. Furthermore, the Parties agree that for 2021 Executive’s overall Total Direct Compensation shall be targeted at the 50th percentile for the Company’s peer group based on the current role of the Executive and that each year the Company conducts peer group benchmarking, which shall be determined by the Compensation Committee in its sole discretion, “Total Direct Compensation” shall equal the sum of (i) Executive’s Base Salary plus (ii) 100% of Executive’s Target Bonus (in each case, whether received in cash or equity) plus (iii) the value of any additional equity awards issued to Executive during the year.

2. 2020 Annual Bonus.  Executive and the Company agree that, on the Effective Date, Executive shall receive a grant of 5,337 shares of unrestricted Class A common stock under the

Helius Medical Technologies, Inc. 2018 Omnibus Incentive Plan in lieu of a cash bonus for fiscal year 2020.

3. 2021 Retention Grant.  Executive and the Company agree that, on the Effective Date, Executive shall receive a grant of 2,668 restricted stock units under the Helius Medical Technologies, Inc. 2018 Omnibus Incentive Plan, which shall vest on October 2, 2021, if the Executive remains employed as of such date.

4.Annual Bonus. Section 3.3 of the Employment Agreement is amended to reflect a Target Bonus equivalent to forty percent (40%) of Executive’s Base Salary, as amended herein, based on corporate and individual goals weighting, respectively, at seventy-five percent (75%) corporate and twenty-five percent (25%) individual.  Furthermore, Section 3.3 of the Employment Agreement is amended by adding the following sentence at the end of the provision: “Notwithstanding the foregoing, the Board and Executive may mutually agree with respect to calendar year 2021 only that all or a portion of Executive’s Annual Bonus, to the extent earned, will be payable in shares of Class A common stock in lieu of cash, pursuant to an award under the Helius Medical Technologies, Inc. 2018 Omnibus Incentive Plan (or such other equity incentive plan maintained by the Company at such time), which grant shall be immediately vested as of the grant date.”

5.LTI Award.  Upon the Effective Date, for 2021 Executive shall be granted 3,490 options under the 2018 Omnibus Incentive Plan, which vest in equal installments over four years starting with the anniversary of the grant date.

6.Good Reason.  Section 5.4 of the Employment Agreement is amended by adding the following category to the definition of “Good Reason”: or (v) any failure on the part of the Company to target Executive’s Total Direct Compensation at the 50th percentile for the Company’s peer group based on the most recent peer group analysis.”

7.Acknowledgement.  The Parties acknowledge and agree that this Amendment contains mutually agreed upon terms and, as such, the terms set forth herein shall not be construed by either Party to provide a basis for a claim of termination for “Good Reason” or for “Cause” under Section 5.4 or 5.3, respectively, of the Employment Agreement.

8.Construction.  The terms of this Amendment amend and modify the Employment Agreement as if fully set forth therein.  If there is any conflict between the terms and conditions of this Amendment and the Employment Agreement, this Amendment’s terms and conditions will control.  All other provisions of the Employment Agreement not specifically amended by this Amendment shall remain in full force and effect.  Any waiver, alteration or modification of any of the terms of this Amendment shall be valid only if in writing and signed by both Parties hereto.

9.Counterparts. This Amendment may be executed in one or more counterparts and either originally or by facsimile or pdf signature, each of which will constitute an original, and all of which will constitute one and the same instrument.

This Second Amendment to Employment Agreement is hereby executed as of the date first above written.

Executive: /s/ Joyce LaViscount Joyce LaViscount	The Company: Helius Medical Technologies, Inc. By: /s/ Dane Andreeff Name:Dane Andreeff Title: Interim CEO and President